Exhibit 23.4

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Franklin Street Properties Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2006 relating to the financial statements and financial statement schedules for the year ended December 31, 2005 of FSP Willow Bend Office Center Corp., FSP Innsbrook Corp., FSP 380 Interlocken Corp., FSP Blue Lagoon Drive Corp., and FSP Eldridge Green Corp., included in the Franklin Street Properties Corp. Current Report (Form 8-K) dated April 30, 2006, filed with the Securities and Exchange Commission on May 4, 2006.


                                                    /s/ Braver PC

Boston, Massachusetts
May 23, 2006